Exhibit 1

Group Member	Number of Shares and Class
W. Kent Taylor 6040 Dutchmans Lane, Suite 200 Louisville, KY 40205	12,998,541 Common Stock (See W. Kent Taylor cover page for additional information)

LD Holdings LLC c/o W. Kent Taylor 6040 Dutchmans Lane, Suite 200 Louisville, KY 40205 Kentucky limited liability company	114,998 Common Stock

PMB Holdings LLC c/o W. Kent Taylor 6040 Dutchmans Lane, Suite 200 Louisville, KY 40205 Kentucky limited liability company	30,000 Common Stock

Wasatch Range LLC c/o W. Kent Taylor 6040 Dutchmans Lane, Suite 200 Louisville, KY 40205 Kentucky limited liability company	600,731 Common Stock

Barren River Holdings LLC (“BRH”) c/o W. Kent Taylor 6040 Dutchmans Lane, Suite 200 Louisville, KY 40205 Kentucky limited liability company	0* Common Stock

*                                         Explanatory Note: During Texas Roadhouse, Inc.’s (“TXRH”) fiscal year ended December 29, 2009, BRH sold all of its TXRH Common Stock.  As a result, BRH will no longer be a member of the group after the filing of this Amendment No. 5 to Schedule 13G, which shall constitute BRH’s exit filing.